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Exhibit 1.2

INDEMNIFICATION AGREEMENT

        This INDEMNIFICATION AGREEMENT (this "Agreement") is made effective as of this    day of September, 2005 by and among Keefe, Bruyette & Woods, Inc. ("KBW"), State National Bancshares, Inc., a Texas corporation ("State National"), Sandler O'Neill Partners, L.P. ("Sandler") and each of the underwriters named in Schedule A hereto (the "Non-Representative Underwriters," which term shall also include any underwriter substituted as provided in Section 10 of the Purchase Agreement (as herein defined)).

WITNESSETH:

        WHEREAS, on July 21, 2005, State National filed a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") for the public offering (the "Offering") of shares of Common Stock, par value $1.00 per share, having an aggregate maximum offering price of $40 million of State National (the "Common Stock");

        WHEREAS, KBW and Sandler have previously entered into a Master Agreement Among Underwriters which governs the relationship between them in connection with this Offering (the "Master Underwriting Agreements");

        WHEREAS, KBW and Sandler, acting as representatives of the Non-Representative Underwriters, and State National have entered into that certain Purchase Agreement dated September     , 2005 (the "Purchase Agreement"), pursuant to which each underwriter has agreed to purchase a specified number of shares of the Common Stock being offered by State National, subject to the terms and conditions in the Purchase Agreement;

        WHEREAS, on September 16, 2005, State National was advised by KBW that, on September 9, 2005, a salesperson employed by KBW distributed an unauthorized e-mail message regarding State National to 19 prospective institutional investor firms (the "Unauthorized E-Mail");

        WHEREAS, as a result of the distribution of the Unauthorized E-Mail certain purchasers of the shares of Common Stock in the Offering may have claims against State National or the Underwriters; and

        WHEREAS, each of State National, Sandler and the Non-Representative Underwriters are relying on the execution and delivery of this Agreement by KBW in proceeding with the offering of the Common Stock at the current time and KBW desires to provide indemnification pursuant to the terms set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties undertake, promise, covenant and agree with each other as follows:

        1.    Indemnification and Reimbursement.    Subject to delivery of prior written notice to KBW as described below, KBW hereby agrees to indemnify, save and hold harmless each of State National, Sandler and the Non-Representative Underwriters, and their respective officers, directors, shareholders and representatives and their respective heirs, successors and assigns (each an "Indemnified Party" and collectively, the "Indemnified Parties") from and against:

          (a)   any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of the content or distribution of the Unauthorized E-Mail, including without limitation any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, or the final prospectus (or any amendments or supplements thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in the Registration Statement, any preliminary prospectus or the final prospectus (or any amendment or supplement thereto) in each case, solely to the extent that loss, liability, claim, damage and expense pertains to the Unauthorized E-Mail;

          (b)   any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon the content or distribution of the Unauthorized E-Mail; provided that (subject to Section 3 below) any such settlement is effected with the written consent of KBW; and

          (c)   any and all reasonable expense whatsoever (including the reasonable fees and disbursements of counsel chosen by the Indemnified Parties), as incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon the content or distribution of the Unauthorized E-Mail, to the extent that any such expense is not paid under (a) or (b);

provided, however, that if any of Sandler or the Non-Representative Underwriters sells Common Stock in the Offering to any of the 19 institutional investor firms that received the Unauthorized E-Mail, then that particular party shall then indemnify, save and hold harmless each of the other parties to this Agreement with regard to such sales as per Section 1(a)-(c) above, and KBW shall not be responsible for indemnification as it relates to those sales.

        2.    Actions against Parties; Notification.    Each Indemnified Party shall give notice as promptly as reasonably practicable to KBW of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify KBW shall not relieve KBW from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Agreement. Where State National is seeking indemnity under this Agreement, counsel to State National shall be selected by State National, and where Sandler or the Non-Representative Underwriters are seeking indemnity, their counsel shall be selected by Sandler. KBW may participate at its own expense in the defense of any such action; provided, however, that counsel to KBW shall not (except with the consent of the Indemnified Parties) also be counsel to the Indemnified Parties. KBW shall not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Agreement (whether or not the Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (a) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

        3.    Settlement without Consent if Failure to Reimburse.    If at any time an Indemnified Party shall have requested KBW to reimburse the Indemnified Party for fees and expenses of counsel to which the Indemnified Party is entitled under this Agreement, KBW agrees that it shall be liable for any settlement of the nature contemplated by Section 1(b) effected without its written consent if (a) such settlement is entered into more than 45 days after receipt by KBW of the aforesaid request, (b) KBW shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (c) KBW shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

        4.    Enforcement.    Any right to indemnification or advances granted to the Indemnified Parties under this Agreement shall be enforceable by or on behalf of the Indemnified Parties in any court of competent jurisdiction if (a) the claim for indemnification is denied, in whole or in part, or (b) no disposition of such claim is made within 90 days of request therefore. An Indemnified Party, in such enforcement action, if substantially successful, shall also be entitled to be paid the expenses of prosecuting its claim.

        5.    Contribution.    If the indemnification provided for in Section 1 hereof is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then KBW shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred, in such proportion as is appropriate to reflect the relative fault of KBW, on the one hand, and the Indemnified Parties, on the other hand, in connection with, arising out of the content or distribution of the Unauthorized E-Mail, which resulted in such losses, liabilities, claims, damages or expenses. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this Section 5 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon the content or distribution of the Unauthorized E-Mail.

        6.    Representations, Warranties, Covenants and Agreements of KBW.    KBW makes the following representations, warranties, covenants and agreements:

          (a)    Authorization; No Violation.    The execution, delivery, and performance of this Agreement by KBW have been duly authorized by all necessary corporate action by KBW and do not conflict with, result in a violation of, or constitute a default under (1) any provision of its certificate of incorporation or bylaws or any agreement or other instrument binding upon KBW, or (2) any law, governmental regulation, court decree, or order applicable to KBW. KBW has the full right, power and authority to enter into this Agreement.

          (b)    Remedial Action.    Immediately following distribution of the Unauthorized E-Mail, KBW removed the sender from further participation in the offering and notified each recipient, by telephone and in writing that the email was not to be forwarded or otherwise shared with any other person. Further, KBW has taken action to ensure that the 19 prospective institutional investor firms receiving the Unauthorized E-Mail do not participate in the current offering of Common Stock.

        7.    Acknowledgment by KBW.    KBW understands and acknowledges that the indemnification being provided hereunder was a condition of the Indemnified Parties proceeding with the offering of the Common Stock at the current time; provided, however, that none of the recitals or provisions of this Agreement in any manner constitute an admission of any liability on the part of any party to this Agreement, their respective officers, directors, shareholders, agents, parent companies, subsidiaries, divisions, affiliates, predecessors, successors, assigns, employees, attorneys and/or representatives to any third-party that the actions of KBW have violated any law, rule, or regulation pertaining to the distribution of the Unauthorized E-Mail in connection with the Offering.

        8.    Controlling or Contrary Provisions.    The indemnification rights and obligations set forth in this Agreement are in addition to any indemnification rights and obligations set forth in the Purchase Agreement, the Master Underwriting Agreements and any Selected Dealer Agreement pertaining to this Offering (herein the "Offering Agreements"), and the terms and conditions of this Agreement shall govern and control any and all contrary provisions of the Offering Agreements relating to the indemnification and/or contribution rights and obligations of the parties in connection with the distribution of the Unauthorized E-Mail.

        9.    Notices.    For purposes of this Agreement, a notice will be deemed properly sent if such notice is sent by certified mail, postage prepaid and properly addressed, to the following addresses for the following parties:

        If to State National:

    State National Bancshares, Inc.
    4500 Mercantile Plaza Drive
    Suite 300
    Fort Worth, Texas 76137
    Attn: Tom C. Nichols
    Fax: (817) 547-1150

    with a copy to:

    Chet A. Fenimore, Esq.
    Jenkens & Gilchrist, P.C.
    401 Congress Avenue, Suite 2500
    Austin, Texas 78701

        If to Sandler or the Non-Representative Underwriters:

    Sandler O'Neil & Partners, LP.
      as Representative of the several Underwriters
    c/o Sandler O'Neil & Partners, LP.
    919 Third Avenue, 6th Floor
    New York, NY 10022
    Attention: Michael Lacovara, Esq., General Counsel
    Fax:

        If to KBW:

    Keefe, Bruyette & Woods, Inc.
    787 Seventh Avenue
    New York, NY 10019
    Attention: Mitchell Kleinman, Esq., General Counsel
    Fax: (212) 541-6668

        Any recipient may change the address of such recipient by sending a written notice to the other at the address shown above stating the new address of such recipient. Upon written confirmation from the recipient to the sender to the effect that the recipient acknowledges receipt of the new address, such new address will become the proper address for such sender under this Agreement.

        10.    Successors and Assigns.    No party may assign its obligations hereunder without the written consent of the other parties to this Agreement. This Agreement shall be binding upon each of the parties hereto and its respective successors and assigns.

        11.    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

        12.    Governing Law.    This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

        13.    Amendment.    This Agreement may be amended only by a written agreement executed by State National, Sandler, and KBW or their respective successors and assigns.

        14.    Multiple Counterparts.    This Agreement may be executed in multiple counterparts and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the signature of each of the parties hereto, shall be deemed to be and shall be construed to be an original, and all such counterparts shall be deemed to be one and the same agreement.

[Signature Page Follows]

[Signature Page to Indemnification Agreement]

        IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

KEEFE, BRUYETTE & WOODS, INC.
By:
, Authorized Signatory
STATE NATIONAL BANCSHARES, INC.
By:
, Authorized Signatory
SANDLER O'NEIL PARTNERS, L.P.
By:
, Authorized Signatory
For itself and as representative of the other underwriters named in Schedule A hereto

SCHEDULE A

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  Exhibit 1.2
INDEMNIFICATION AGREEMENT
SCHEDULE A